Exhibit 99.1

FOR IMMEDIATE RELEASE: June 10, 2012

MICRONETICS ANNOUNCES AGREEMENT TO BE ACQUIRED

BY MERCURY COMPUTER SYSTEMS

Hudson, NH — (BUSINESS WIRE) — June 10, 2012 — Micronetics, Inc. (NASDAQ: NOIZ) announced today that it has signed a definitive merger agreement with Mercury Computer Systems, Inc. (NASDAQ: MRCY, www.mc.com) and a new Mercury subsidiary under which Mercury will acquire Micronetics for $14.80 per common share in cash. The transaction is valued at approximately $75.4 million, which includes the assumption of Micronetics net debt. This price represents a premium of approximately 97.6% to Micronetics closing price of $7.49 on June 8, 2012.

The transaction is subject to customary closing conditions, including approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if necessary, and the approval of Micronetics shareholders. The Boards of Directors of both Micronetics and Mercury have unanimously approved the transaction and the Micronetics Board of Directors has recommended that Micronetics shareholders vote in favor of the transaction. The transaction is currently expected to close within Micronetics’ fiscal 2013 second quarter ending September 30, 2012. Shareholders of Micronetics holding shares representing approximately 20.0% of the shares outstanding have entered into agreements with Mercury under which they have agreed to vote their shares in favor of the proposed merger.

“Around this time in 2001, Micronetics embarked on a strategy to increase the value it brought to its shareholders, customers, and employees,” commented David Robbins, CEO of Micronetics. “Since then we have grown from fewer than 50 people to over 200 employees, and increased revenue from a few million dollars per year to almost $46 million in our most recent fiscal year that ended on March 31, 2012. We have successfully completed 5 acquisitions, and grown to become an important supplier of microwave component and subsystems solutions to both the defense and commercial marketplace. After careful deliberation, we on the Board of Directors believe it is time that we seized the opportunity that validated and recognized our strategic and financial achievements, and at a price that represents a very attractive return for our shareholders.”

“We are excited about the opportunity to contribute to Mercury’s capabilities, services and offerings in their integrated digital and RF subsystem solutions. With Mercury’s size, scale and market presence, we expect to enable the combination of our two companies to blend our product platform and customer relationships into an even broader growth opportunity.”

D’Anne Hurd, Micronetics Lead Independent Director remarked, “Today’s announcement is the result of a comprehensive evaluative process conducted by the Micronetics Board of Directors, during which the Company received and evaluated interest from numerous parties. We are extremely pleased that this transaction delivers significant value to the shareholders as evidenced by the 98% premium. ”

Micronetics’ exclusive financial advisor on the proposed transaction was Cypress Associates LLC, and its legal counsel was Latham & Watkins LLP.

************************

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, Cobham, EADS, General Dynamics, ITT Exelis, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Tecom Industries, Teradyne, and Thales. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements, including statements relating to the proposed sale of Micronetics, Inc. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to the inability to obtain stockholder approval for the transaction, the inability to obtain regulatory approval for the transaction, reductions in spending by certain of our customers, yearly and quarterly fluctuations in our operating results, trends and factors affecting our markets which may reduce demand and pricing pressure on our products, our reliance on a limited number of customers, risk that federal government contracts may be terminated at any time, factors which may negatively affect our gross margins, our ability to attract and retain key technical and management personnel, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2012 as well as its other filings with the Securities and Exchange Commission.

Contact:

David Robbins, CEO

Micronetics, Inc.

(603) 883-2900 x4131